For Immediate Release

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Jordan M. Darrow
Chief Financial Officer	Darrow Associates, Inc.
631-694-9555	631-367-1866
invest@misonix.com	jdarrow@optonline.net

MISONIX REPORTS AN INCREASE IN REVENUES FOR THE THREE MONTHS ENDING DECEMBER 31, 2007

Medical Device Backlog Increases 158% from End of Prior Quarter

FARMINGDALE, NY – February 8, 2008 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology for the ablation of cancer and other chronic health conditions, today reported financial results for its fiscal year 2008 second quarter ended December 31, 2007.

Revenues for the three months ended December 31, 2007 were $11.6 million, a 9% increase when compared with revenues of $10.6 million for the three months ended December 31, 2006. The increase in revenues for the three months ended December 31, 2007 was due to a $1.1 million increase in sales of laboratory and scientific products to $5.6 million, partially offset by a $183,000 decrease in medical device product sales to $6.0 million.

The decrease in sales of medical device products is due to a $150,000 decrease in therapeutic medical device products plus a $33,000 decrease in diagnostic medical device product sales. The decrease in therapeutic medical device product sales was principally attributable to a decrease in unit sales from the Company’s Sonablate® 500 (“SB500”) product of $1,059,000 and decreased revenue of $141,000 for the Company’s AutoSonix product, partially offset by a $563,000 increase in sales of the Company’s neuroaspirator product and a $335,000 increase in sales of the ultrasonic assisted liposuction product and an increase of $152,000 of sales of other therapeutic medical device products. The increase in sales of laboratory and scientific products is primarily due to a $773,000 increase in Labcaire product sales, of which $203,000 was attributable to the strengthening of the English Pound versus the U.S. dollar, an increase of $183,000 in ultrasonic laboratory product sales and an increase of $144,000 in ductless fume enclosure product sales.

The Company reported a net loss for the second quarter of fiscal 2008 of $117,000 or $.02 loss per share compared with net income of $24,000 or $0.00 per share for the same period in fiscal 2007.

Revenues for the six months ended December 31, 2007 were $22.1 million, a 9% increase when compared with the revenues of $20.3 million for the six months ended December 31, 2006. The increase in revenues for the six months ended December 31, 2007 was due to a $285,000 increase in medical device products sales to $11.3 million and a $1.6 million increase in laboratory and scientific product sales to $10.8 million.

The increase in sales of medical device products is due to a $7,000 increase in therapeutic medical device products and a $278,000 increase in diagnostic medical device product sales. The increase in sales of therapeutic medical device products was primarily attributable to an increase of $883,000 in sales of the Company’s neuroaspirator, a $494,000 increase in sales of the Company’s ultrasonic assisted liposuction product, an $82,000 increase in sales of the Company’s wound debridement product and an increase of $204,000 of sales of other therapeutic medical device products, partially offset by a $597,000 decrease in AutoSonix product sales and a $1,059,000 decrease in sales of the SB500 product. The increase in sales of laboratory and scientific products is due to a $1.5 million increase in Labcaire product sales, of which $462,000 was attributable to the strengthening of the English Pound versus the U.S. dollar, an increase in sales of $299,000 in ductless fume enclosure products and a $270,000 increase in ultrasonic laboratory product sales, partially offset by a $517,000 decrease in sales of wet scrubber products. The decrease in web scrubber product revenues is due to the Company being extremely selective in the opportunities it pursues.

The Company reported a net loss for the six months ended December 31, 2007 of $343,000 or $.05 loss per share compared with a net loss of $519,000 or $.08 loss per share for the same period in fiscal 2007.

The Company reported a backlog of unfilled orders as of December 31, 2007 of $10.7 million. Medical device products backlog was $6.7 million and laboratory and scientific products backlog was $4.0 million. Minimum requirements from Mentor Corporation (NYSE: MNT) and Aesculap, Inc., as well as quarterly projections from Covidien Ltd. do not go into backlog until firm orders are received.

Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “We are pleased to report revenues for the second fiscal quarter that increased from the same period of fiscal 2007 as well as from the first quarter of this year. Our laboratory and scientific products are performing impressively to deliver their intended results, which is to fund the development of new ultrasonic medical devices. The future of Misonix is predicated on our success as a medical device company and we continue to make considerable advancements through innovative technologies and increasing initiatives to the marketing of our products globally.

“In a milestone for Misonix, we have committed to directly distribute one of our medical devices in the United States. We announced earlier this week that after a test market effort we believe the best opportunity for market success would be to sell the SonicOne® Ultrasonic Wound Debridement System, which we manufacture in Farmingdale, through a proprietary distribution network. The response to the SonicOne product has been very positive since we launched it a year ago. To date, the SonicOne has been used by over 50 physicians in more than 2,500 debridement procedures.

“Our clinical results and the anecdotal feedback support our domestic distribution for the SonicOne. For our entry into the international market with this product, we announced during the second fiscal quarter that we had signed an exclusive distribution agreement with SIAD Healthcare for sale of our SonicOne Ultrasonic Wound Care System in Italy. Under the terms of the contract, SIAD has agreed to minimum purchase provisions for the SonicOne for a term of three years.

“Given the technological innovation in our platform of medical devices, we are gaining global notoriety. As such, we have found the Company in an improved position where we are able to market certain products on a direct basis. The fact that our backlog for medical devices at the end of the second quarter increased by 158% as compared to the end of the first quarter attests to the success to date of our marketing initiatives.

“We are excited about the recently announced transaction with Aesculap, Inc., a subsidiary of B. Braun, for the sale of our BoneScalpel™. We believe the combination of the sale of the neuroaspirator with the opportunity to sell the BoneScalpel will enable us to further accelerate sales into the very large market for spinal surgery.

“During the past several months, we entered into or renewed three distribution agreements which call for minimum purchases. In addition to the long term agreement for the SonicOne and the distribution agreement with Aesculap, Inc., we also extended our agreement with Mentor Corporation for domestic sales of our ultrasound assisted liposuction product, the LySonix(R) 3000, providing minimum purchase provisions for the term of one year.

“Among our other initiatives, we continue to develop our sales platform for our line of products using High Intensity Focused Ultrasound (“HIFU”). These activities include efforts to distribute the SB500 for HIFU treatment of prostate cancer in Europe. We presently have distribution agreements covering 16 countries. Our focus is on broadening the use of the SB500 on a fee-per-use basis, which is intended to deliver a longer life span of revenues for each practitioner using the device. To this end, we have seen a reduction in SB500 capital equipment sales, resulting in the decline in year-over-year medical device products revenues as we transition to a fee-per-use model. Absent the SB500’s capital equipment revenues of over $1 million in the second quarter of fiscal 2007, our medical device products revenues in the second quarter of fiscal 2008 increased over the prior period due to growth in sales of every other medical device product in our commercial portfolio.

“Efforts to spur SB500 growth will include the addition of new fee-per-use customers in the United Kingdom, Germany and France, primarily due to intensified sales campaigns. During the remainder of fiscal year 2008, we also anticipate the addition of some capital equipment sales in Spain, Italy and Romania, which will add measurably to our revenue performance.

“We are on track with clinical evaluations using our Sonatherm™ product for HIFU ablation of kidney cancer. We believe our HIFU technology is cutting edge and is being recognized as a unique minimally invasive procedure with many applications. Misonix is not a one HIFU product company. We have worldwide rights to develop and sell products using HIFU technology into the kidney, liver and breast tissue markets. We are very proud of the fact that we are the first company to receive a 510(k) from the Food and Drug Administration for a minimally invasive laparoscopic product using HIFU technology for the treatment of kidney tissue.

“Our medical device products businesses, whether HIFU or more traditional ultrasound, are showing progress and we are excited by the sales and marketing opportunities. Our products are being sought by large and impressive partners, and we are now embarking on the formation of a proprietary domestic sales platform and the continued expansion of our international distribution. We anticipate continued increases in sales for our medical device products throughout the balance of fiscal 2008.”

Misonix management invites the public to participate in a conference call and Web cast to discuss the Company’s second quarter fiscal year 2008 financial results. The events will be held today, February 8, 2008, at 11:00 AM Eastern time.

The conference call will be broadcast live on the Internet via the Investor Relations section of the Company’s Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing 888-713-4217 (domestic) or 617-213-4869 (international) and entering the reservation code 75350599. Participants should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live results broadcasts, replays will be available beginning approximately one hour after the events. Replay information will be posted on the Misonix Web site following the conclusion of the live broadcasts. There is no charge for participants to access the live broadcasts or replays.

About Misonix:

Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Misonix has a minority equity position in Focus Surgery, Inc., which uses high intensity focused ultrasound technology to destroy deep-seated cancerous tissues without affecting surrounding healthy tissue. Addressing a combined market estimated to be in excess of $3 billion annually, Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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MISONIX, INC. And Subsidiaries

Consolidated Statements of Operations

Unaudited

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Net sales	$11,600,053	$10,639,086	$22,132,290	$20,281,964
Cost of goods sold	6,435,478	5,852,331	12,301,921	11,563,343
Gross profit	5,164,575	4,786,755	9,830,369	8,718,621
Selling expenses	1,898,675	1,924,117	3,587,185	3,521,356
General and administrative expenses	2,620,316	2,303,148	5,126,076	4,707,431
Research and development expenses	935,315	828,168	1,645,552	1,648,385
Total operating expenses	5,454,306	5,055,433	10,358,813	9,877,172
Loss from operations	(289,731)	(268,678)	(528,444)	(1,158,551)
Total other income	85,941	141,417	64,780	275,075
Loss before minority interest and
income taxes	(203,790)	(127,261)	(463,664)	(883,476)
Minority interest in net (loss) income of
consolidated subsidiaries	13,867	(5,840)	23,311	25,499
Loss before income taxes	(217,657)	(121,421)	(486,975)	(908,975)
Income tax benefit	(100,477)	(144,975)	(143,531)	(390,113)
Net (loss) income	($117,180)	$23,554	($343,444)	($518,862)
Net (loss) income per share-basic	($0.02)	$0.00	($0.05)	($0.08)
Net (loss) income per share-diluted	($0.02)	$0.00	($0.05)	($0.08)
Weighted average common shares-basic	7,001,369	6,905,960	7,001,369	6,903,165
Weighted average common shares-diluted	7,001,369	6,962,811	7,001,369	6,903,165

MISONIX, INC. And Subsidiaries

Consolidated Balance Sheets

	Unaudited December 31, 2007	Derived from audited financial statements June 30, 2007
Assets
Current Assets:
Cash	$1,107,390	$2,900,358
Accounts receivable, net of allowance for doubtful accounts of $467,060 and $313,981, respectively	7,650,073	7,679,466
Inventories, net	11,989,650	11,903,294
Deferred income taxes	1,028,988	1,028,988
Prepaid expenses and other current assets	749,223	1,936,243
Total current assets	22,525,324	25,448,349
Property, plant and equipment, net	4,600,467	4,728,367
Deferred income taxes	2,996,262	2,827,009
Goodwill	5,517,451	5,008,549
Other assets	758,808	733,470
Total assets	$36,398,312	$38,745,744
Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities and note payable	$2,952,417	$4,326,088
Accounts payable	4,729,181	4,872,941
Accrued expenses and other current liabilities	3,516,133	3,957,643
Foreign income taxes payable	674,983	672,330
Current portion of deferred gain from sale and leaseback of building	151,401	160,000
Current maturities of capital lease obligations	260,971	294,257
Total current liabilities	12,285,086	14,283,259
Capital lease obligations	327,000	177,059
Deferred lease liability	362,950	380,068
Deferred income taxes	542,854	300,206
Deferred gain from sale and leaseback of building	1,362,614	1,438,966
Deferred income	403,235	494,261
Total liabilities	15,283,739	17,073,819
Commitments and contingencies
Minority interest	213,801	265,284
Stockholders’ equity:
Capital stock, $0.01 par - shares authorized 10,000,000; 7,079,169 issued and 7,001,369 outstanding	70,792	70,792
Additional paid-in capital	24,969,681	24,871,444
Accumulated deficit	(4,085,803)	(3,507,788)
Accumulated other comprehensive income	358,526	384,617
Treasury stock, 77,800 shares	(412,424)	(412,424)
Total stockholders’ equity	20,900,772	21,406,641
Total liabilities and stockholders’ equity	$36,398,312	$38,745,744